EXHIBIT 4.80


                                AMADOR GOLD CORP.
                         711 - 675 West Hastings Street
                       Vancouver, British Columbia V6B 1N2
                              Phone (604) 685-2222
                               Fax (604) 685-3764

July 19, 2005

Put Gryba
PO Bee 1542
Timmons, Ontario
P4N 7W9

Dear Sirs:

RE; -- ACQUISITION OF STRATHY TOWNSHIP PROPERTY

Further to our recent discussions, this letter is to confirm our agreement to acquire the following claims:

         TOWNSHIP        CLAIM NUMBER        EXPIRY DATE        UNITS
         --------        ------------        -----------        -----
         Strathy         4207080             June 7, 2007         3
         Strathy         4207081             June 7, 2007         2
         Stnathy         4206323             June 7, 2007         6

         (the "Property")

Amador Gold Corp. (the "Company") agrees to acquire a 100% interest in the Property in consideration for the payment of $20,000 to you. Further, the Company agrees that after commencement of commercial production on the Property you shall be entitled to receive a royalty equal to 1% of the net smelter returns (the "Royalty Interest") calculated and payable from the Property in accordance with the provisions as of Schedule "A' attached hereto. The Company may at any time purchase the Royalty Interest from you for $250,000.

You hereby represent and warrant to the Company that you are the legal and beneficial owner of the Property, the Property is in good standing, free and clear of all liens, charges and encumbrances and there are no pending or threatened actions, suits, claims or proceedings regarding the Property.


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If you are in agreement with the above terms and  representations and warranties please sign and return this letter at your earliest convenience. I thank you for your attention to this matter.

Yours truly,

By:  /s/ John Keating
--------------------------------
John Keating
Director

The above terms are agreed and accepted to as of the 22nd day of July, 2005.

Signed, Sealed and Delivered by:

By:  /s/ Pat Gryba
--------------------------------
Pat Gryba


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


                                  SCHEDULE "A"

                                ROYALTY INTEREST

For the purposes of this Agreement, "Royalty Interest" shall be deemed to mean the amount received from a mint, smelter, or other purchaser upon the sale of metals, bullion, concentrates or ores removed from the Property after deducting the costs of treatment, tolling, smelting, refining and mining of such products and all costs associated therewith such as transporting, insuring, handling, weighing, sampling, assaying and marketing, as well as all penalties, representation charges, referee's fees and expenses, import taxes and export taxes and the term "smelter" shall mean conventional smelters as well as any other type of production plant used in lieu of a conventional smelter to reduce ores or concentrates.

The Royalty Interest payable shall be paid quarterly within sixty (60) days following the end of each fiscal quarter of the Company during which the Property is in commercial production of a best-estimate basis. The records relating to the calculation of royalty payments shall be audited annually at the end of each fiscal year of the Company and:

         (a)      any adjustment of payments shall be made forthwith;

         (b) a copy of the audited statements shall be made available to the Royalty Interest recipient;

         (c) the recipient of the Royalty Interest shall have thirty (30) days after receipt of such statements to question their accuracy in writing and failing such objection the statements shall be deemed correct; and

         (d) the recipient of the Royalty Interest or its auditor duly appointed in writing shall have the right at all reasonable times upon written request to inspect such of the books and financial records of the Company as may be relevant to the determination of the Royalty Interest payable hereunder, and at their own expense to make copies thereof.


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